Exhibit 99.2

Release No. 1204-01                 FOR IMMEDIATE RELEASE
Dec. 1, 2004

RAYMOND JAMES FINANCIAL BOARD
INCREASES QUARTERLY DIVIDEND,
APPROVES INCREASE IN
AUTHORIZED COMMON SHARES

ST. PETERSBURG, Fla. - The Raymond James Financial Board of Directors Tuesday increased the quarterly dividend on its common shares from $.07 to $.08 per share, payable Jan. 13, 2005 to shareholders of record Jan. 3, 2005.
The board also approved an increase in the number of authorized common shares to 180 million from the current 100 million, subject to shareholder approval at the annual shareholders’ meeting. This increase will accommodate the possibility of future stock splits and one or more significant acquisition(s); there are no pending plans for any acquisitions or stock splits. The company currently has approximately 74 million shares outstanding.
The date for the annual shareholders’ meeting was set as Feb. 17, 2005. The 4:30 p.m. meeting will be held at the Raymond James Financial Center, the company’s headquarters in St. Petersburg, Fla. Shareholders of record as of Dec. 21, 2004 will be eligible to vote.
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 5,100 financial advisors serving 1.3 million accounts in 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are currently over $128 billion, of which more than $23 billion are managed by the firm’s asset management subsidiaries.

For more information, please contact Tracey Bustamante at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.